Exhibit 4

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.
                                     ISSUER


                                       AND


                            CHELSEA GCA REALTY, INC.
                                    GUARANTOR



                                       TO



                       STATE STREET BANK AND TRUST COMPANY
                                     TRUSTEE

                      ------------------------------------


                          SECOND SUPPLEMENTAL INDENTURE
                          DATED AS OF OCTOBER 23, 1996

                      ------------------------------------



           $100,000,000 REMARKETED FLOATING RATE RESET NOTES DUE 2001


                      ------------------------------------



                             SUPPLEMENT TO INDENTURE
                      DATED AS OF JANUARY 23, 1996, BETWEEN
                CHELSEA GCA REALTY PARTNERSHIP, L.P. (AS ISSUER),
                   CHELSEA GCA REALTY, INC. (AS GUARANTOR) AND
                STATE STREET BANK AND TRUST COMPANY (AS TRUSTEE)

                 SECOND SUPPLEMENTAL INDENTURE, among CHELSEA GCA REALTY PARTNERSHIP, L.P., a limited partnership duly organized and existing under the laws of Delaware (hereinafter called the "Issuer"), having its principal executive office located at 103 Eisenhower Parkway, Roseland, New Jersey 07068, CHELSEA GCA REALTY, INC., a corporation duly organized and existing under the laws of Maryland (hereinafter called the "Guarantor" or the "General Partner"), having its principal executive office located at 103 Eisenhower Parkway, Roseland, New Jersey 07068, and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (hereinafter called the "Trustee"), having its Corporate Trust Office located at 2 International Place, Boston, Massachusetts 02110.


                                    RECITALS


                  WHEREAS, the Issuer and the Guarantor executed and delivered the Indenture (the "Original Indenture"), dated as of January 23, 1996, to the Trustee to issue from time to time for its lawful purposes debt securities evidencing the Issuer's senior unsecured indebtedness.

                  WHEREAS, Section 301 of the Original Indenture provides that by means of a supplemental indenture, the Issuer may create one or more series of its debt securities and establish the form and terms and conditions thereof.

                  WHEREAS, the Issuer and the Guarantor intend by this Supplemental Indenture to (i) create a series of Issuer's debt securities, in an aggregate principal amount not to exceed $100,000,000, entitled "Remarketed Floating Rate Reset Notes due October 23, 2001" (the "Notes"); and (ii) establish the form and the terms and conditions of such Notes.

                  WHEREAS, the General Partner, on behalf of the Issuer and itself, has approved the creation of the Notes and the form, terms and conditions thereof.

                  WHEREAS, the consent of Holders to the execution and delivery of this Supplemental Indenture is not required, and all other actions required to be taken under the Original Indenture with respect to this Supplemental Indenture have been taken.

                  NOW, THEREFORE IT IS AGREED:


                                   ARTICLE ONE

   DEFINITIONS, CREATION, FORM AND TERMS AND CONDITIONS OF THE DEBT SECURITIES

                  Section 1.01 Definitions. Capitalized terms used in this Supplemental Indenture and not otherwise defined shall have the meanings ascribed to them in the Original Indenture. In addition, the following terms shall have the following meanings to be equally applicable to both the singular and the plural forms of the terms defined:

                  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (ii) any other Person that owns, directly or indirectly, 10% or more of such specified Person's Voting Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Default" means any event that after notice or passage of time or both would be an Event of Default.

                  "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to approve under the terms hereof or of the Original Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.

                  "DTC" means The Depository Trust Company.

                  "Global Note" means a single fully-registered global note in book-entry form, without coupons, substantially in the form of Exhibit A attached hereto.

                  "Indenture" means the Original Indenture as supplemented by this Second Supplemental Indenture.

                  "Intercompany Indebtedness" means Indebtedness of the Issuer or any Restricted Subsidiary owing to any Restricted Subsidiary or the Issuer; provided that any such Indebtedness is made pursuant to an intercompany note and is subordinated in payment to the Notes; provided further that any disposition, pledge or transfer of any such Indebtedness to a Person (other than the Issuer or a Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Issuer or a Restricted Subsidiary, as the case may be, with such Indebtedness no longer being deemed to be Intercompany Indebtedness.

                  "Notes" means the Remarketed Floating Rate Reset Notes due October 23, 2001.

                  "Restricted Subsidiary" means any Subsidiary of the Issuer, whether existing on or after the date of this Supplemental Indenture, unless such Subsidiary of the Issuer is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of this Supplemental Indenture.

                  "Unrestricted Subsidiary" means (a) any Subsidiary that at the time of determination shall be an Unrestricted Subsidiary (as designated by the Board of Directors, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) neither the Issuer nor any other Subsidiary is directly or indirectly liable for any Indebtedness of such Subsidiary, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Issuer or any other Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) neither the Issuer nor any other Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from persons who are not Affiliates of the Issuer and (iv) neither the Issuer nor any other Subsidiary has any obligation (1) to subscribe for additional shares of Capital Stock or other equity interest in such Subsidiary or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation. The Board of Directors may designate any Unrestricted Subsidiary as a Restricted Subsidiary if immediately after giving effect to such designation, there would be no Default or Event of Default under this Indenture and the Issuer could incur $1.00 of additional Indebtedness (other than Intercompany Indebtedness) pursuant to Section 1011 of the Original Indenture.

                  Section 1.02 Creation of the Debt Securities. In accordance with Section 301 of the Original Indenture, the Issuer hereby creates the Notes as a separate series of its debt securities issued pursuant to the Indenture. The Notes shall be issued in an aggregate principal amount not to exceed $100,000,000.

                  Section 1.03 Form of the Debt Securities. The Notes will be represented by a single fully-registered global note in book-entry form, without coupons, registered in the name of the nominee of DTC. The Notes shall be in the form of Exhibit A attached hereto. So long as DTC, or its nominee, is the registered owner of the Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture. Ownership of beneficial interests in the Global Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC (with respect to beneficial interests of participants) or by participants or persons that hold interests through participants (with respect to beneficial interests of beneficial owners).

                  Section 1.04 Terms and Conditions of the Debt Securities. The Notes shall be governed by all the terms and conditions of the Original Indenture, as supplemented by this Second Supplemental Indenture, and in particular, the following provisions shall be terms of the Notes:

                  (a) Payment of Principal and Interest. Principal and interest payments on interests represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Note. All payments of principal and interest in respect of the Notes will be made by the Issuer in immediately available funds.

                  (b) Applicability of Guarantee. The Notes will be Guaranteed Securities pursuant to the Original Indenture and the Guarantee set forth in Article Sixteen, Section 1601 of the Original Indenture shall be applicable to the Notes.

                  (c) Additional Covenants. In addition to the covenants set forth in the Original Indenture, the Issuer and the Guarantor hereby further covenant as follows:

                    (i) Limitation on Consolidation, Merger, etc. The Issuer will not consolidate with or merge with or into any Person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any other Person unless after giving pro forma effect to the consolidation, merger, sale, conveyance, transfer, lease or other disposition, the Issuer or successor entity could incur at least $1.00 of Indebtedness (other than Intercompany Indebtedness) in accordance with the covenant set forth in Section 1011 of the Original Indenture.

                   (ii) Limitation on Incurrence of Indebtedness. The Issuer will not allow any Restricted Subsidiary to incur any Indebtedness other than Intercompany Indebtedness.

                  (iii) Limitation on Distributions. The Issuer will not make any distribution, by reduction of capital or otherwise (other than distributions payable in securities evidencing interests in the Issuer's capital for the purpose of acquiring interests in real property or otherwise) unless, immediately after giving pro forma effect to such distribution, the Issuer could incur at least $1.00 of Indebtedness (other than Intercompany Indebtedness) in accordance with the covenant set forth in Section 1011 of the Original Indenture; provided, however, that the foregoing limitation shall not apply to any distribution or other action which is necessary to maintain the General Partner's status as a REIT under the Code, if the aggregate principal amount of all outstanding Indebtedness of the General Partner and the Issuer on a consolidated basis at such time is less than 60% of Adjusted Total Assets.

                   (iv) Limitation on Transactions with Affiliates. The Issuer shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Issuer (other than the Issuer or a wholly-owned Subsidiary of the Issuer) unless (a) such transaction or series of related transactions is on terms that are no less favorable to the Issuer or such Subsidiary, as the case may be, than those that could have been obtained in an arm's-length transaction with unrelated third parties who are not Affiliates, (b) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million, the Issuer shall have delivered an Officers' Certificate to the Trustee certifying that such transaction or series of related transactions complies with clause
         (a) above and such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Issuer, or in the event no members of the Board of Directors of the Issuer are Disinterested Directors with respect to any transaction or series of transactions included in this clause (b), the Issuer has obtained a written opinion from a nationally recognized investment banking firm to the effect such transaction or series of related transactions is fair to the Issuer or such Subsidiary, as the case may be, from a financial point of view and (c) with respect to any transaction or series of related transactions including aggregate consideration in excess of $15.0 million, the Issuer shall obtain an opinion from a nationally recognized investment banking firm as described above; provided, however, that this provision shall not restrict (1) the Issuer or Guarantor from paying reasonable and customary regular compensation and fees to directors of the Guarantor who are not employees of the Guarantor or (2) the payment of compensation (including stock options and other incentive compensation) to officers and other employees.

                    (v) Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, (b) pay any Indebtedness owed to the Issuer or any other Subsidiary, (c) make investments, loans or advances to the Issuer or any other Subsidiary,
         (d) transfer any of its properties or assets to the Issuer or any other Subsidiary or (e) guarantee any Indebtedness of the Issuer or any other Subsidiary.

                   (vi) Limitation on Sale of Capital Stock of Restricted Subsidiaries. The Issuer (a) shall not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Issuer or a Restricted Subsidiary) and (b) shall not permit any Person (other than the Issuer or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary; provided, however, that foregoing shall not prohibit the issuance and sale of all, but not less than all, of the issued and outstanding Capital Stock of any Subsidiary owned by the Issuer or any Subsidiary in compliance with the other provisions of this Supplemental Indenture and the Original Indenture.

                                   ARTICLE TWO

                                     TRUSTEE

                  Section 2.01 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or the due execution thereof by the Issuer. The recitals of fact contained herein shall be taken as the statements solely of the Issuer, and the Trustee assumes no responsibility for the correctness thereof.

                                  ARTICLE THREE

                            MISCELLANEOUS PROVISIONS

                  Section 3.01 Ratification of Original Indenture. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Original Indenture, and as supplemented and modified hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument.

                  Section 3.02 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

                  Section 3.03 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuer shall bind its successors and assigns, whether so expressed or not.

                  Section 3.04 Separability Clause. In case any one or more of the provisions contained in this Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 3.05 Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended, that are required to be part of this Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

                  Section 3.06 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, and each of such counterparts shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

                      CHELSEA GCA REALTY PARTNERSHIP, L.P.

                          By: Chelsea GCA Realty, Inc.
                               as General Partner


                         By:
                            Name:
                            Title:
Attest:


Name:
Title:


                            CHELSEA GCA REALTY, INC.


                                       By:
                                      Name:
                                     Title:
Attest:

Name:
Title:


                           STATE STREET BANK AND TRUST
                                    COMPANY

[SEAL]
                                       By:
                                      Name:
                                     Title:
Attest:


Name:
Title:

                                                                 EXHIBIT A


                                   GLOBAL NOTE


              UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED
           REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK
               CORPORATION ("DTC"), TO THE ISSUER OR ITS AGENT FOR
             REGISTRATION OR TRANSFER, EXCHANGE, OR PAYMENT, AND ANY
          CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR
               IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED
          REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO.
            OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED
           REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE
          HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL
           INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO, HAS AN
                                INTEREST HEREIN.

No. _                           $100,000,000


                      CHELSEA GCA REALTY PARTNERSHIP, L.P.
            Remarketed Floating Rate Reset Note due October 23, 2001

                                CUSIP 163263 AB 2

         Chelsea GCA Realty Partnership, L.P., a limited partnership duly organized and existing under the laws of the State of Delaware (herein referred to as the "Issuer"), for value received, hereby promises to pay to CEDE & CO. or registered assigns, in the Borough of Manhattan, The City of New York, the principal sum of ONE HUNDRED MILLION DOLLARS ($100,000,000), on October 23, 2001, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest (computed on the basis of a 360-day year) quarterly in arrears on January 23, April 23, July 23 and October 23 of each year (or, if not a Business Day (as defined below), on the next succeeding Business Day (except as described below)) (each, an "Interest Payment Date"), commencing January 23, 1997, and at maturity, on the principal amount of this Global Note, in like coin or currency, at the rate per annum from time to time in effect as set forth below, from the most recent date to which interest has been paid or, if no interest has been paid, from October 23, 1996. The interest so payable on any January 23, April 23, July 23 or October 23 will, subject to certain exceptions provided in the Indenture referred to below, be paid to the person in whose name this Global Note is registered at the close of business on the January 9, April 9, July 9 and October 9 preceding such January 23, April 23, July 23 and October 23, respectively.

         This Global Note is issued in respect of a duly authorized issue of Securities of the Issuer, designated as the Remarketed Floating Rate Reset Notes due October 23, 2001 of the Issuer (herein called the "Notes"), limited (except as otherwise provided in the Indenture referred to below) in aggregate principal amount to $100,000,000. The Notes represent one of a duly authorized series of Securities of the Issuer, issued and to be issued in one or more series under an Indenture, dated as of January 23, 1996 (such Indenture is hereinafter referred to as the "Indenture"), between the Issuer, Chelsea GCA Realty, Inc., as guarantor ("Chelsea") and State Street Bank and Trust Company, as trustee (herein called the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Act"). The Notes are subject to all such terms, and beneficial owners of interests in this Global Note are referred to the Indenture and the Act for a statement of such terms. All terms used in this Global Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. The Notes of this series are general and unsecured obligations of the Issuer.

         Except as provided below, owners of beneficial interests in the Notes evidenced by this Global Note will not be entitled to receive definitive Notes evidencing such ownership. Beneficial interests in the Notes will be held through a depositary selected by the Issuer, which initially is The Depository Trust Company ("DTC"). This Global Note will be deposited with and held by DTC and is registered in the name of DTC's nominee. So long as DTC's nominee is the registered owner of this Global Note, such nominee for all purposes will be considered the sole owner of the Notes under the Indenture. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Issuer within 90 calendar days of its receipt of notice from DTC to such effect, the Issuer will issue Notes in definitive form in exchange for this Global Note. In addition, the Issuer may at any time determine not to have the Notes represented by a Global Note. In either instance, an owner of a beneficial interest in this Global Note will be entitled to have Notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such Notes in definitive form. Notes so issued in definitive form will be issued in denominations of $1,000 and any integral multiple thereof and will be issued in registered form only, without coupons.

         The interest rate on the Notes will reset quarterly. The Notes will bear interest at a per annum rate (computed on the basis of the actual number of days elapsed over a 360-day year) equal to LIBOR (as defined below) for the applicable Quarterly Period (as defined below) plus the applicable Spread (as defined below). The initial Quarterly Period will be the period from and including October 23, 1996 to but excluding the first Interest Payment Date (January 23, 1997) (the "Initial Quarterly Period"). Thereafter, each Quarterly Period will be from and including the most recent Interest Payment Date to which interest has been paid to but excluding the next Interest Payment Date; the first day of a Quarterly Period is referred to herein as an "Interest Reset Date."

         The Spread applicable during the one year period ending on October 23, 1997 (the "Initial spread Period") shall be .75% (the "Initial Spread"). Thus, the interest rate per annum during the Initial Quarterly Period will be equal to LIBOR, determined as of October 21, 1996, plus .75%. The interest rate per annum for each succeeding Quarterly Period during the Initial Spread Period will equal LIBOR for such Quarterly Period plus the Initial Spread. Thereafter, the Spread will be determined in the manner described below for each subsequent Spread period (a "Subsequent Spread Period"), which will be the period of at least one year and not more than four years, designated by the Issuer, commencing on an October 23 (the "Commencement Date") and ending one, two, three or four years subsequent, as the case may be, through and including 2001 (except that no Subsequent Spread Period may end after October 23, 2001).

         If any Interest Payment Date (other than at maturity or upon redemption), Interest Reset Date, Duration Determination Date (as defined below), Spread Determination Date (as defined below), Commencement Date or Tender Date (as defined below) would otherwise be a day that is not a Business Day, such Interest Payment Date, Interest Reset Date, Duration Determination Date, Spread Determination Date, Commencement Date or Tender Date will be postponed to the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date, Interest Reset Date, Duration Determination Date, Spread Determination Date, Commencement Date or Tender Date shall be the next preceding Business Day.

         If the maturity date or a redemption date falls on a day that is not a Business Day, the related payment of principal and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such dates.

         LIBOR applicable for each Quarterly Period will be determined by the Rate Agent (as defined below) as of the second London Business Day (as defined below) (the "LIBOR Determination Date") preceding each Interest Reset Date (October 21, 1996 in the case of the Initial Quarterly Period) in accordance with the following provisions:

                  (i) LIBOR will be determined on the basis of the offered rates for three-month deposits in U.S. Dollars of not less than U.S.$1,000,000, commencing on the second London Business Day immediately following such LIBOR Determination Date, which appears on the Telerate Page 3750 (as defined below) as of approximately 11:00 a.m., London time, on such LIBOR Determination Date. "Telerate Page 3750" means the display designated on page "3750" on the Telerate Service (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits). If no rate appears on the Telerate Page 3750, LIBOR for such LIBOR Determination Date will be determined in accordance with the provisions of paragraph (ii) below.

                  (ii) With respect to a LIBOR Determination Date on which no rate appears on Telerate page 3750 as of approximately 11:00 a.m., London time, on such LIBOR Determination Date, the Rate Agent shall request the principal London offices of each of four major reference banks in the London interbank market selected by the Rate Agent to provide the Rate Agent with a quotation of the rate at which three-month deposits in U.S. Dollars, commencing on the second London Business Day immediately following such LIBOR Determination Date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of such quotations as calculated by the Rate Agent. If fewer than two quotations are provided, LIBOR for such LIBOR Determination Date will be the arithmetic mean of the rates quoted as of approximately 11:00 a.m., New York City time, on such LIBOR Determination Date by three major banks in The City of New York selected by the Rate Agent (after consultation with the Issuer) for loans in U.S. Dollars to leading European banks, having a three-month maturity commencing on the second London Business Day immediately following such LIBOR Determination Date and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Rate Agent are not quoting as mentioned in this sentence, LIBOR for such LIBOR Determination Date will be the LIBOR determined with respect to the immediately preceding LIBOR Determination Date, or in the case of the first LIBOR Determination Date, LIBOR for the Initial Quarterly Period.

         The Spread that will be applicable during each Subsequent Spread Period will be the percentage (a) recommended by the Remarketing Underwriter (as defined below) so as to result in a rate that, in the opinion of the Remarketing Underwriter, will enable tendered Notes to be remarketed by the Remarketing Underwriter at 100% of the principal amount thereof, as described below, and (b) agreed to by the Issuer.

         Unless notice of redemption of the Notes as a whole has been given, the duration of each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 15th calendar day prior to the Commencement Date of such Subsequent Spread Period (the "Duration Determination Date"). In addition, the Spread for each Subsequent Spread Period will be established by 3:00 p.m., New York City time, on the 10th calendar day prior to the Commencement Date of such Subsequent Spread Period (the "Spread Determination Date"). The term "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close and that is also a London Business Day. The term "London Business Day" means any day on which dealings in U.S. Dollars are transacted in the London interbank market.

         In the event that the Issuer and the Remarketing Underwriter do not agree on the Spread for any Subsequent Spread Period, then (1) the Subsequent Spread Period will be one year, (2) the Spread for such Subsequent Spread Period will be the Alternate Spread and (3) the Notes will be redeemable at the option of the Issuer, in whole or in part in the manner described below (with respect to a redemption by the Issuer on October 23, 1997 or any October 23 following the end of a Subsequent Spread Period), upon at least 10 Business Days notice given by no later than the second Business Day after the Spread Determination Date at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date. The Alternate Spread will be the percentage equal to LIBOR (determined as described above) for the Quarterly Period beginning on the Commencement Date for such Subsequent Spread Period.

         All percentages resulting from any calculation of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts will be rounded to the nearest cent, with one half cent being rounded upward.

         Unless notice of redemption of the Notes as a whole has been given, the Issuer will cause a notice to be published on the New York Business Day (as defined below) next following the Spread Determination Date for each Subsequent Spread Period in the manner described below, specifying (1) the term of such Subsequent Spread Period, (2) the Spread for such Subsequent Spread Period, (3) that LIBOR for the initial Quarterly Period of such Subsequent Spread Period will be determined as of the relevant LIBOR Determination Date (which date shall be specified in such notice), and (4) the identity of the Remarketing Underwriter, if applicable. Such notice will be given by publication in a daily newspaper in the English language of general circulation in The City of New York. The term "New York Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York are required or authorized to close.

         In the event the Issuer and the Remarketing Underwriter agree on the Spread on the Spread Determination Date with respect to any Subsequent Spread Period, the Issuer and the Remarketing Underwriter will enter into a Remarketing Underwriting Agreement (the "Remarketing Underwriting Agreement") on such Spread Determination Date, under which the Remarketing Underwriter will agree, subject to the terms and conditions set forth therein, to purchase from tendering Noteholders on October 23, 1997 and on any October 23 thereafter immediately following the end of a Subsequent Spread Period (the "Tender Date") all Notes with respect to which the Remarketing Underwriter receives a Tender Notice as described below at 100% of the principal amount thereof (the "Purchase Price"). In such event (except as otherwise provided below), each beneficial owner of a Note may, at such owner's option, upon giving notice as provided below (the "Tender Notice"), tender such Note for purchase by the Remarketing Underwriter on the Tender Date at the Purchase Price. The Purchase Price will be paid by the Remarketing Underwriter in accordance with the standard procedures of DTC. Interest accrued on the Notes with respect to the preceding Quarterly Period will be paid by the Issuer in the manner described above.

         The Tender Notice must be received by the Remarketing Underwriter during the period commencing on the calendar day (or if not a Business Day, on the next succeeding Business Day) next following the Spread Determination Date and ending at 5:00 p.m., New York City time, on the fifth calendar day (or, if not a Business Day, on the next succeeding Business Day) following the Spread Determination Date (the "Notice Date"). Except as otherwise provided below, a Tender Notice shall be irrevocable. If a Tender Notice is not received for any reason by the Remarketing Underwriter with respect to any Note by 5:00 p.m., New York City time, on the Notice Date, the beneficial owner of such Note shall be deemed to have elected not to tender such Note for purchase by the Remarketing Underwriter.

         The obligation of the Remarketing Underwriter to purchase Notes from tendering Noteholders will be subject to several conditions precedent set forth in the Remarketing Underwriting Agreement. In addition, the Remarketing Underwriting Agreement will provide for the termination thereof by the Remarketing Underwriter upon the occurrence of certain events. In the event that, with respect to any Subsequent Spread Period, the Remarketing Underwriter does not for any reason purchase on the relevant Tender Date all of the Notes for which a Tender Notice shall have been given, then (1) all such Tender Notices will be null and void, (2) none of the Notes for which such Tender Notices shall have been given will be purchased by the Remarketing Underwriter on such Tender Date, (3) the Subsequent Spread Period will be one year, which Subsequent Spread Period shall be deemed to have commenced upon the applicable Commencement Date, (4) the Spread for such Subsequent Spread Period shall be the Alternate Spread and (5) the Notes shall be redeemable at the option of the Issuer, in whole or in part in the manner described below (with respect to a redemption by the Issuer on October 23, 1997 or any October 23 following the end of a Subsequent Spread Period), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to the redemption date, upon at least 10 Business Days prior notice published in a daily newspaper in the English language of general circulation in The City of New York by no later than the second Business Day following the relevant Tender Date.

         No beneficial owner of any Note shall have any rights or claims under the Remarketing Underwriting Agreement or against the Issuer or the Remarketing Underwriter as a result of the Remarketing Underwriter not purchasing such Notes, except as provided in clause (4) of the last sentence of the preceding paragraph. The Issuer will have no obligation under any circumstance to repurchase any Notes, except in the case of Notes called for redemption as described herein.

         If the Remarketing Underwriter does not purchase all Notes tendered for purchase on any Tender Date, it will promptly notify the Issuer and the Trustee. As soon as practicable after receipt of such notice, the Issuer will cause a notice to be published specifying (1) the one-year term of the Subsequent Spread Period, (2) the Spread for such Subsequent Spread Period (which shall be the Alternate Spread) and (3) LIBOR for the initial Quarterly Period of such Subsequent Spread Period. Such notice will be published on a New York Business Day in a daily newspaper in the English language of general circulation in The City of New York.

         The term "Remarketing Underwriter" means the nationally recognized broker-dealer selected by the Issuer to act as remarketing underwriter (the "Remarketing Underwriter"). The term "Rate Agent" means the nationally recognized broker-dealer selected by the Issuer as its agent to determine LIBOR and the interest rate of the Notes for any Quarterly Period (the "Rate Agent"). Pursuant to a Remarketing Agreement dated as of October 18, 1996 with the Issuer, Merrill Lynch, Pierce, Fenner & Smith Incorporated has agreed to act as Remarketing Underwriter and Rate Agent. The Issuer, in its sole discretion, may change the Remarketing Underwriter and the Rate Agent for any Subsequent Spread Period at any time on or prior to 3:00 p.m., New York City time, on the Duration Determination Date relating thereto.

         The Notes may not be redeemed by the Issuer prior to October 23, 1997. On that date and on any October 23 thereafter immediately following the end of a Subsequent Spread Period, the Notes may be redeemed, at the option of the Issuer, in whole or in part, upon notice thereof given at any time during the 45 calendar day period ending on the tenth calendar day prior to the redemption date (provided that notice of any partial redemption must be given at least 15 calendar days prior to the redemption date), at a redemption price equal to 100% of the principal amount thereof, together with accrued interest to such redemption date. The Issuer may also redeem the Notes, in whole or in part, as described above following (i) a failure by the Issuer and the Remarketing Underwriter to agree on the Spread for a Subsequent Spread Period or (ii) a failure by the Remarketing Underwriter to purchase on the relevant Tender Date all Notes for which a Tender Notice shall have been given. In the event of any redemption of less than all of the outstanding Notes, the particular Notes to be redeemed will be selected by the Issuer by such method as the Issuer shall deem fair and appropriate. So long as the Global Note is held by DTC, the Issuer will give notice to DTC, and DTC will determine the principal amount to be redeemed from the account of each of its participants. Notice of redemption of the Notes shall be given by publication in a daily newspaper in the English language of general circulation of The City of New York.

         In case an Event of Default (as defined in the Indenture) with respect to the Notes shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the provisions provided in the Indenture.

         Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented, and any past default or compliance with any provision may be waived insofar as the Notes are concerned, with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes. Without the consent of any Noteholder, the Issuer and the Trustee may amend or supplement the Indenture or the Securities of any series (including the Notes) to cure any ambiguity, defect or to make certain other changes specified in the Indenture or any change that, in the opinion of the Board of Directors of the Guarantor (as defined below), does not materially adversely affect the rights of any Noteholder.

         The Issuer, the Trustee, and any agent of the Issuer or the Trustee may treat the registered holder hereof as the absolute owner of this Global Note for all purposes.

         A director, officer, employee or stockholder (past, present or future), as such, of the Issuer or the Trustee or any successor of either thereof shall not have any liability for any obligations of the Issuer or the Trustee under the Notes or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each beneficial owner of an interest in this Global Note, by accepting such interest, waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

         When a successor corporation assumes all of the obligations of its predecessor under the Notes and the Indenture, the predecessor corporation will be released from those obligations.

         This Global Note shall not be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by the Trustee.

         IN WITNESS WHEREOF, Chelsea GCA Realty, Inc., as general partner of Chelsea GCA Realty Partnership, L.P. has caused this Global Note to be signed manually or by facsimile by its President or its Chairman of the Board and by its Treasurer or its Secretary, and has caused its corporate seal to be affixed hereunto or imprinted hereon.

Dated:  October 23, 1996


                      CHELSEA GCA REALTY PARTNERSHIP, L.P.


                          By: CHELSEA GCA REALTY, INC.,
                               its general partner


[Company Seal]           By:_____________________________________
                            President


                         By:_____________________________________
                            Secretary

                                    GUARANTEE
                                       OF
                            CHELSEA GCA REALTY, INC.


         For value received, Chelsea GCA Realty, Inc. (herein called the "Guarantor") hereby unconditionally guarantees to each Holder of the Note upon which this Guarantee is endorsed due and punctual payment of the principal of, any premium and interest on, and any Additional Amounts with respect to said Note provided for pursuant to the terms hereof, when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms hereof and of the Indenture. In case of the failure of the Issuer punctually to pay any such principal, premium, interest or Additional Amounts the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by the Issuer.

         The Guarantor hereby agrees that its obligations hereunder shall be as principal and not merely as surety, and shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of said Note or the Indenture, any failure to enforce the provisions of said Note or the Indenture, or any waiver, modification, consent or indulgence granted with respect thereto by the Holder of said Note or the Trustee, the recovery of any judgment against the Issuer or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to said Note or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the principal of, any premium and interest on, and any Additional Amounts required with respect to, said Note and the complete performance of all other obligations contained in said Note.

         This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment of said Note, in whole or in part, is rescinded or must otherwise be restored to the Issuer or the Guarantor upon the bankruptcy, liquidation or reorganization of the Issuer or otherwise.

         The Guarantor shall be subrogated to all rights of the Holder of said Note against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of the Guarantee provided for herein; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, any premium and interest on, and any Additional Amounts required with respect to, said Note shall have been paid in full.

         The Guarantor hereby certifies and warrants that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Guarantee and to constitute the same the valid obligation of the Guarantor have been done and performed and have happened in due compliance with all applicable laws.

         This Guarantee shall be governed by and construed in accordance with the laws of the State of New York.

         IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed by its duly authorized officer under its corporate seal.

Dated:  October 23, 1996


                            CHELSEA GCA REALTY, INC.
                                  as Guarantor



                            By:______________________________
                               Name:
                               Title:


Attest:

----------------------------------
Name:
Title:

                          CERTIFICATE OF AUTHENTICATION


         This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

                           STATE STREET BANK AND TRUST
                                    COMPANY

                                as Trustee

                           By_________________________________
                            Authorized Signatory

Dated:  October 23, 1996